UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SIGNATURE GROUP HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

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On June 27, 2012, Signature Group Holdings, Inc. (the “Company”) published the following press release and mailed the letter following the press release to the Company’s stockholders.

Signature Group Holdings Sends Letter to Stockholders

Calls for Stockholders to Vote “FOR” Nominees and Proposals on WHITE Proxy Card

SHERMAN OAKS, Calif., June 27, 2012 / PRNewswire / -- Signature Group Holdings, Inc. (otcqx:SGGH), today mailed the attached letter to its stockholders. In the letter, the Board urged stockholders to reject the efforts of James McIntyre, the former Chairman and CEO of the Company when it operated prior to bankruptcy as Fremont General Corporation, to take back control of the Company. It called on stockholders to vote “FOR” the Company’s director nominees and “FOR” the other proposals listed on the WHITE proxy card.

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About Signature Group Holdings, Inc.

Signature is a diversified business and financial services enterprise with principal activities in industrial distribution and special situations financings. Signature has significant capital resources and is actively seeking acquisitions as well as growth opportunities for its existing businesses. The Company was formerly an industrial bank and financial services business with over $9 billion in assets that was reorganized during a two year bankruptcy period. The reorganization provided for Signature to maintain federal net operating loss tax carryforwards in excess of $850 million. For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

Cautionary Statements

This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company. The Company does not undertake to update or revise forward-looking statements in this news release to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws. No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

Contact

Signature Group Holdings, Inc. Investor Relations

(805) 435-1255

invrel@signaturegroupholdings.com

June 26, 2012

Dear Fellow Stockholders,

As you may now be aware, James McIntyre, the former Chairman and CEO of the Company when it operated prior to bankruptcy as Fremont General Corporation, is trying to take back control of your Company.

DO NOT LET THAT HAPPEN - VOTE THE WHITE PROXY CARD TODAY.

NERO FIDDLES

Nero is infamously known as the emperor who fiddled while Rome burned. Fremont General Corporation was once a large holding company with diversified insurance and financial services operating subsidiaries. Under McIntyre’s watch, Fremont’s bank and ALL of its insurance operating subsidiaries became financially troubled and were either sold or seized by regulators, which whittled away Fremont’s once diversified holdings. We believe McIntyre repeatedly failed to provide the necessary leadership to sustain long-term stability and profitability. This, however, did not prevent him from continuing to collect tens of millions of dollars in compensation as Fremont withered, ultimately into bankruptcy.

In 2010, the Financial Crisis Inquiry Commission (the “FCIC”) interviewed McIntyre. The FCIC is a bi-partisan commission chartered to examine the causes of the financial and economic crisis in the U.S. and provide a report to the President and Congress. McIntyre described his Chairman position from 2004 through his resignation in January 2008 as “more of a titular thing”, and didn’t have answers for what happened at Fremont because “I just don’t know a lot about that period of time.” The stockholders who elected him to the Board each year since 2004 may be shocked to learn he held such a belief, particularly at a time when he received an aggregate of $22.4 million in compensation as Fremont’s stock price declined 89% for a total loss in stockholder value of nearly $2.0 billion. We believe his statement to the FCIC demonstrates his failed leadership, and he is either not forthcoming or is not aware of the duties and responsibilities the chairman of a public company has to its stockholders.

McIntyre’s history of failure to align his personal financial interests with those of the stockholders is clearly demonstrated in the graph on the right.

Just as astounding is the increase in McIntyre’s annual compensation in 2006 and 2007, when the Company recorded devastating net losses of $202.3 million and $1.0 billion, respectively.

YOUR BOARD’S SOUND BUSINESS STRATEGY

The Company is executing on its strategy to redeploy its legacy assets into acquisitions of profitable companies that can leverage the benefits of our large base of net operating loss tax carryforwards (“NOLs”). Our acquisition of North American Breaker Company (“NABCO”) illustrates the implementation of this strategy. Although a smaller acquisition, NABCO is a highly profitable, specialty distribution business which experienced compound annual revenue growth of more than 22% from 2009 to 2011. NABCO continues to grow and produce operating profits consistent with our expectations and, is significantly offsetting the expenses associated with cleaning up the legacy issues inherited from the McIntyre-led Fremont years and the subsequent bankruptcy. With the addition of NABCO we have significantly advanced our business strategy to achieve ultimate profitability, which will enable us to make use of our NOLs. We are actively seeking additional transactions that can create value for stockholders, but we also recognize that the goal is not just to make acquisitions, but to make quality acquisitions that will be accretive to the Company for many years. In today’s uncertain economic and difficult financing environment, this challenge requires patience and creativity. There are obviously many important determinants in executing these transactions, not the least of which are price and structure. Over the past 24 months, your management team has reviewed numerous opportunities including several targets valued in excess of $300 million. Now that the Company is current with its SEC filings, we expect to have better access to capital markets to facilitate larger acquisitions.

We will continue to identify targets and pursue opportunities that meet our criteria - including having a successful track record, qualified management, and a sustainable business strategy oriented toward growth and free cash flow. We believe acquisitions with these traits will generate long-term stockholder value and allow the Company to take advantage of our NOLs. Although Signature is eager to make acquisitions, we will continue to remain focused and patient and not compromise our effort to close high quality acquisitions that will generate stockholder value over the long term.

YOUR BOARD’S SOUND BUSINESS STRATEGY, cont’d

With much of the remediation efforts associated with the McIntyre-era legacy issues diminishing, the Company anticipates increased activity deploying the Company’s capital to create earnings and growth. Recognizing this, the Board determined to streamline its size from 8 to 5 going forward and to bring on 2 new directors. We are quite proud to have Chris Colville and Philip Tinkler join our slate and believe that they have the experience, judgment, and qualifications to serve the Company well as it continues to implement its business plan. Both have significant experience with building businesses and, in particular, growing businesses through acquisitions and consolidations.

We also believe the point of an acquisition is that it should be accretive to earnings and should help grow the businesses of the Company on a long-term basis. When McIntyre was CEO of Fremont, it failed to accrete such earnings and growth. Fremont acquired several insurance companies, including Fremont Indemnity Company, Pacific Compensation Insurance Company, Casualty Insurance Company, Industrial Indemnity Company and Unicare Workers’ Compensation Insurance Company, with purchase prices aggregating over $800 million, all of which became financially troubled and were ultimately seized by regulators and liquidated.

Given his track record, it is incomprehensible that McIntyre advocates himself and his hand-picked nominees to lead “a merger or other strategic combination”, but is concerned Signature “has stacked its nominees with directors who have M&A experience.” In revamping our Board, we carefully considered each of the McIntyre nominees and compared their experience to that of Messrs. Colville and Tinkler. Based on this consideration, we believe we made the right choice for our stockholders. The decision to add Messrs. Colville and Tinkler to our Board was not based solely on their acquisition experience but on the qualitative breadth and depth of their experience with successful acquisitions:

•

Chris Colville, who is a CPA started his career in public accounting, joined Consolidated Graphics (“CGX”) in 1994 when it was only $50 million in revenue. Over the next 13 years, CGX completed dozens of acquisitions as it grew to over $1 billion in revenue. As the EVP for Mergers & Acquisitions, as well as CFO, Colville was the point person for the screening and diligence of new acquisitions, and also played a key role in integrating those acquisitions and driving CGX’s successful growth.

•

Philip Tinkler is the Chief Operating and Financial Officer of Equity Group, Inc. (“EGI”) and has been intimately involved in numerous acquisitions, restructurings, and operational turnarounds during his 22 year career working for Sam Zell (www.EGIZell.com). In addition to his responsibilities at EGI, Tinkler was CFO of Danielson Holding Corporation, an EGI portfolio investment and now known as Covanta Holding Corporation (NYSE:CVA), when Danielson acquired the Covanta business from bankruptcy. The Danielson/Covanta transaction was funded using a novel stapled rights offering which resulted in minimal ownership shift under the change of control tax rules. After the business was fully integrated Tinkler passed the CFO baton to the operating management team as the companies consolidated in the Covanta’s offices.

During Fremont’s bankruptcy proceedings, McIntyre openly and enthusiastically supported our strategy telling stockholders that the “Signature Plan will emphasize financial products and services that have proven consistently profitable through credit cycles, and are particularly well suited to maximizing the value of the net operating loss carry forwards.” Now, McIntyre advocates a vague and limited strategy of a “merger or other strategic combination” and

YOUR BOARD’S SOUND BUSINESS STRATEGY, cont’d

fails to explain how such a strategy is more advantageous than our acquisition strategy. Mr. McIntyre has told stockholders nothing about who would manage the Company under a McIntyre-led board, how the Company would be managed, or how new leadership will be compensated. The only thing we really know is McIntyre’s past track record. We believe our carefully constructed opportunistic strategy is a more sound business plan to return the Company to profitability and utilize the NOLs.

We think the choice is clear: Going forward with a board committed to building value for all stockholders rather than returning the Company to the control of a man who led it to repeated failures that set the stage for bankruptcy. Please protect your best interests and vote FOR your Board’s recommended nominees by returning your WHITE proxy card today. Your Board also recommends that you vote FOR each of the other five proposals listed on the WHITE proxy card.

Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in the Company by voting the WHITE proxy card. We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any gold proxy card sent to you by McIntyre.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

John Nickoll Chairman of the Board of Directors	Craig Noell Chief Executive Officer

YOUR VOTE IS IMPORTANT,

NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any proxy card sent to you by

McIntyre, as doing so will revoke your vote on the WHITE proxy card.